Exhibit 99.1

Contact:	Shelly Rubin
Chief Financial Officer
LNR Property Corporation
(305) 695-5440

LNR PROPERTY CORPORATION REPORTS 2004

EARNINGS PER SHARE OF $4.04

FISCAL YEAR 2004 HIGHLIGHTS

•	Earnings per share of $4.04

•	Closed over $1.2 billion of new value-add investments

•	Closed $1 billion Newhall acquisition with Lennar Corporation

•	Generated $760 million from asset sales, recognizing $161 million in gains

•	Announced proposed acquisition of Company by Cerberus/Blackacre

FOURTH QUARTER 2004 HIGHLIGHTS

•	Earnings per share of $0.83

•	Over $275 million of new investments in the pipeline

•	$1.8 billion of current liquidity available

MIAMI BEACH, January 5, 2005 - LNR Property Corporation (NYSE: LNR), one of the nation’s leading real estate investment, finance and management companies, today reported net earnings for its fourth quarter ended November 30, 2004 of $27.7 million, or $0.83 per share diluted, compared to net earnings of $19.6 million, or $0.65 per share diluted, for the same quarter in 2003. For the year ended November 30, 2004, net earnings were $126.2 million, or $4.04 per share diluted, compared to net earnings of $109.6 million, or $3.57 per share diluted, for 2003.

Mr. Jeffrey P. Krasnoff, President and Chief Executive Officer of LNR, stated, “Throughout 2004, our unique franchise continued to create and then realize value from our real estate investments. With strong capital inflows into the real estate sector during the year, we took advantage of the demand for our valuable income producing assets, bringing in $760 million of cash from sales of our assets, recognizing $161 million in gains.”

Mr. Krasnoff added, “We continued to maintain our disciplined investment strategy of deploying our capital to those opportunities that demonstrate the most attractive risk adjusted returns. With this approach, we were successful in acquiring over $1.2 billion of assets during the year in the U.S. and Europe. Utilizing our disciplined value-add asset management culture, we ended the year with a diverse portfolio of real estate assets, an effectively match-funded balance sheet and a strong liquidity position.”

PENDING TRANSACTION

On August 29, 2004, LNR entered into a merger agreement with a newly formed company, which will be majority owned by funds and accounts managed by Cerberus Capital Management, L.P. and other investors selected by Cerberus, under which holders of LNR’s common stock and Class B common stock will receive $63.10 per share in cash and LNR will become indirectly wholly owned by the newly formed company, Riley Property Holdings. Cerberus is a New York-based global private investment firm which, together with its affiliates, manages in excess of $14 billion of capital.

The transaction will require approval by the holders of a majority in voting power of LNR’s stock. Stuart A. Miller, Chairman of the LNR Board of Directors, partnerships owned by his family and a trust of which he is a primary beneficiary, collectively own shares carrying the power to cast approximately 77% of the votes that can be cast with regard to the transaction. Mr. Miller, the partnerships and the trust have agreed to vote their shares in favor of the merger as long as the Company’s Board of Directors and a special committee of the Board continue to recommend the transaction.

A shareholders’ meeting to approve the merger has been scheduled for January 31, 2005 and a proxy statement relating to that meeting has been mailed to shareholders. Additional information related to the merger transaction and the shareholders’ meeting can be found in the proxy statement. The merger is expected to be completed shortly after the shareholders’ meeting.

In anticipation of the merger and the resulting capital structure of LNR, all three rating agencies have recently downgraded the Company’s debt ratings. Moody’s Investors Services downgraded the Company’s ratings for senior unsecured debt from Ba2 to B3, and senior subordinated notes from Ba3 to Caa1. Standard and Poor’s Ratings Services downgraded the Company’s ratings for senior unsecured debt from BB to B, and senior subordinated notes from B+ to CCC+. Fitch Ratings downgraded the Company’s ratings for senior unsecured debt from BB+ to B, and senior subordinated notes from BB- to B-.

RESULTS OF OPERATIONS

(In thousands, except per share amounts and percentages)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2004	2003	2004	2003
Total revenues and other operating income(1)	$136,541	117,550	536,957	491,554
Segment earnings before income taxes(1) :
Real estate properties	$47,841	25,493	160,137	113,696
Real estate loans	10,294	12,955	53,631	47,673
Real estate securities	21,941	43,966	134,688	169,388
Corporate and interest	(37,207)	(52,654)	(152,841)	(164,724)

Total earnings before income taxes(1)	42,869	29,760	195,615	166,033
Income taxes(1)	15,218	10,118	69,443	56,451

Net earnings	$27,651	19,642	126,172	109,582

Earnings from continuing operations	$18,049	16,643	97,429	86,333
Earnings from discontinued operations	9,602	2,999	28,743	23,249

Net earnings	$27,651	19,642	126,172	109,582

Weighted average shares outstanding:
Basic - Common stock	19,142	18,663	18,995	19,508
Basic - Class B common stock	9,770	9,775	9,771	9,781
Diluted	35,746	30,183	31,716	30,718

Net earnings per share(4) :
Basic - Common stock	$0.99	0.72	4.54	3.87
Basic - Class B common stock	$0.89	0.64	4.09	3.48
Diluted	$0.83	0.65	4.04	3.57

Recurring income(1) (2)	$74,149	65,263	321,928	293,828
EBITDA(1) (3)	$80,236	81,598	348,484	333,240

2004 change from prior year:
Total revenues and other operating income(1)	16%		9%
Recurring income(1) (2)	14%		10%
EBITDA(1) (3)	(2%)		5%
Net earnings per share - Basic - Common stock(4)	38%		17%
Net earnings per share - Basic - Class B common stock(4)	39%		18%
Net earnings per share - Diluted(4)	28%		13%

(1)	Includes amounts reported in discontinued operations as a result of the application of Statement of Financial Accounting Standards No. 144. See “Supplemental Disclosures” table.
(2)	Recurring income is defined as net rents (rental income less cost of rental operations), interest income and fees, including the Company’s pro rata share of net rents, interest income and fees from unconsolidated entities. See “Supplemental Disclosures” table.
(3)	EBITDA is defined as earnings before interest, taxes, depreciation, amortization and loss on early extinguishment of debt. See “Supplemental Disclosures” table.
(4)	Quarterly and fiscal year computations of per share amounts are made independently; therefore, the sum of per share amounts for the quarters may not equal per share amounts for the fiscal year.

As required, the Company follows Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Under SFAS No. 144, any time the Company sells, or determines to sell, a rental real estate property, it is required to reclassify the revenues and expenses of that property, including the profit or loss on the sale of that property, both with regard to the current period and with regard to the past, as discontinued operations. Primarily because of this, approximately 35% of the Company’s earnings during the fourth quarter and approximately 23% of the Company’s earnings during the fiscal year are characterized as earnings from discontinued operations. However, because the Company, as a real estate operating company, is regularly engaged in the business of acquiring and developing properties for the purpose of improving them and selling them at a profit, the Company’s management considers earnings from properties the Company sells, or holds for sale, as an important part of its ongoing operations.

The Company believes that in order for its investors to better understand its business and its operating performance, financial information which combines the results from both continuing operations and operations classified as discontinued, because of the application of SFAS No. 144, should be provided. Accordingly, the following discussion and analysis of the Company’s fourth quarter and fiscal year performance is presented on a combined basis. Condensed financial statements under SFAS No. 144 appear immediately following the discussion and analysis, and a full reconciliation of the condensed financial statements to the combined amounts that appear in the discussion and analysis can be found in the “Supplemental Disclosures” tables.

FOURTH QUARTER PERFORMANCE

Net earnings for the quarter increased by $8.0 million, or 41%, compared with last year’s fourth quarter. This increase resulted primarily from a higher level of recurring income, including higher management and servicing fees, interest income and net rents (rental income less costs of rental operations). In addition, last year’s fourth quarter results included a one-time charge of $18.3 million related to the early extinguishment of debt. These increases were partially offset by property impairment charges recorded in the current quarter and higher general and administrative expenses.

Total revenues and other operating income increased by $19.0 million, or 16% this quarter, compared with last year’s fourth quarter. Total revenues and other operating income increased primarily as a result of higher gains on sales of real estate property assets, higher equity in earnings of unconsolidated entities, higher rental income, higher management and servicing fee income, and higher interest income. These increases were partially offset by lower gains on sales of real estate securities in 2004, compared to 2003.

Real Estate Properties

Earnings before income taxes from real estate property activities were $47.8 million for the quarter ended November 30, 2004, compared to $25.5 million for the same period in 2003. This increase was primarily due to higher gains on sales of real estate property assets, higher equity in earnings of unconsolidated entities, and higher net rents, partially offset by an $8.6 million impairment charge primarily related to two under-performing hospitality properties.

Gains on sales of real estate property assets were $29.6 million for the quarter ended November 30, 2004, compared to $13.3 million for the same period in 2003. Gains on sales of real estate property assets fluctuate from quarter to quarter primarily due to the timing of asset sales.

Equity in earnings of unconsolidated entities increased by $16.1 million for the quarter ended November 30, 2004, compared to the same period in 2003. This increase primarily resulted from higher earnings on sales of underlying assets, including homesites, commercial land and operating properties.

Net rents increased to $9.2 million for the quarter ended November 30, 2004, from $7.2 million for the same period in 2003, primarily due to the portfolio of income producing properties acquired from The Newhall Land and Farming Company (“Newhall”) late in the first quarter of 2004 and development properties coming on-line, partially offset by sales of stabilized properties in 2004.

LNR’s domestic real estate portfolio, including properties held in unconsolidated entities, at quarter-end included approximately 6.7 million square feet of office, retail, industrial and warehouse space, 0.5 million square feet of ground leases, 1,500 hotel rooms, and 9,500 apartments (8,800 in affordable housing communities), either completed or under development. This compares with approximately 6.5 million square feet of office, retail, industrial and warehouse space, 0.3 million square feet of ground leases, 2,100 hotel rooms, and 11,000 apartments (9,500 in affordable housing communities), either completed or under development, twelve months earlier. At November 30, 2004, LNR’s consolidated domestic operating property portfolio, excluding $289.9 million of market-rate properties undergoing development or repositioning and $74.5 million relating to the affordable housing business, was yielding approximately 12% on net book cost.

Real Estate Loans

LNR’s real estate loan business consists of lending in unique high-yielding situations. Earnings before income taxes from real estate loans were $10.3 million for the quarter ended November 30, 2004, compared to $13.0 million for the same period in 2003. This decrease was primarily due to higher operating expenses related to growth in the Company’s loan investing activity in the U.S. and Europe.

During the fourth quarter, the Company funded five new B-note investments for $80.2 million and received $47.2 million from the payment in full of three B-note investments and the sale of one B-note investment. Subsequent to the end of the fourth quarter, the Company purchased or committed to fund four additional B-note investments for $94.3 million. Assuming these loans are funded, investments under the Company’s B-note program will have a face value of approximately $583.0 million, a 32% increase over November 30, 2003.

Real Estate Securities

Earnings before income taxes from real estate securities were $21.9 million for the quarter ended November 30, 2004, compared to $44.0 million for the same period in 2003. This decrease was primarily due to lower gains on sales of real estate securities, lower equity in earnings of unconsolidated entities and higher operating expenses, partially offset by higher management and servicing fee income and higher interest income.

The Company recorded no gains on sales of real estate securities during the quarter ended November 30, 2004, compared to $22.9 million for the same period in 2003. The gain in the prior year primarily resulted from a CMBS resecuritization transaction completed in September 2003.

Equity in earnings of unconsolidated entities decreased by $7.4 million for the quarter ended November 30, 2004, compared to the same period in 2003. The decline in earnings is primarily due to reduced income from the Madison Square joint venture (“Madison”) and from a joint venture that owned several investments at a discount which paid off in the prior year period. Madison’s income decreased because of lower interest income resulting from the timing and amount of expected principal collections related to short-term floating-rate securities owned by the venture and higher interest expense due to a refinancing within the venture, which occurred in the second quarter of 2004. At the end of the fourth quarter, the Company’s investment in Madison was $31.7 million. Since inception, the Company has received $188.7 million in cash distributions and fees from Madison on an original investment of $90.1 million.

Management and servicing fee income increased to $13.8 million for the quarter ended November 30, 2004, from $8.5 million for the same period in 2003, primarily due to the growth of the Company’s special servicing activity.

Operating expenses increased to $8.3 million for the quarter ended November 30, 2004, from $5.1 million for the same period in 2003, primarily due to increases in personnel and out-of-pocket expenses directly related to growth of the Company’s CMBS portfolio in the U.S. and Europe and increased special servicing activity.

Interest income increased to $22.9 million for the quarter ended November 30, 2004, from $18.4 million for the same period in 2003, primarily due to an increase in yields and a higher average level of CMBS investments, slightly offset by a higher level of write-downs on a small number of bond positions.

The Company’s annualized cash yield on its fixed-rate CMBS portfolio was approximately 16% at the end of the 2004 period. The cash yield on the unrated portion of this portfolio was approximately 37% at the end of the 2004 period.

During the quarter ended November 30, 2004, the Company acquired $72.8 million face amount of non-investment grade CMBS for $38.3 million in seven separate CMBS transactions. Subsequent to the end of the quarter, the Company purchased or committed to purchase securities in six additional CMBS transactions. Assuming these transactions close as anticipated, the total face amount of the Company’s direct non-investment grade CMBS investments will be approximately $2.7 billion with an amortized cost of approximately $1.0 billion. The rated portion of this portfolio will be approximately $1.3 billion of face value with an amortized cost of approximately $821 million. The unrated portion of this portfolio will be approximately $1.4 billion of face value with an amortized cost of approximately $208 million.

With these new transactions, the Company will have an investment in or have servicing rights for 155 CMBS pools with an aggregate original face amount of approximately $152 billion, compared to 119 pools with an aggregate original face amount of $102 billion at November 30, 2003.

FISCAL YEAR PERFORMANCE

Real Estate Properties

For the year ended November 30, 2004, real estate property earnings before income taxes increased to $160.1 million, from $113.7 million for the same period in 2003, primarily due to higher gains on sales of real estate property assets, including sales of property assets within unconsolidated entities, partially offset by lease termination fee income received in the prior year and lower net rents.

Net rents decreased to $44.8 million for the year ended November 30, 2004, from $48.1 million for the same period in 2003. The decrease in net rents was primarily due to sales of properties throughout 2003 and 2004, as well as the loss of a tenant in the third quarter of 2003 that had leased 100% of one of the Company’s office buildings. The Company received a lease termination fee from this tenant of $15.1 million in 2003. These decreases were partially offset by the portfolio of income producing properties acquired from Newhall late in the first quarter of 2004.

Real Estate Loans

For the year ended November 30, 2004, real estate loan earnings before income taxes increased to $53.6 million, from $47.7 million for the same period in 2003, primarily due to higher interest income and higher gains on sales of mortgage loans, partially offset by higher operating expenses.

Interest income increased to $54.5 million for the year ended November 30, 2004, from $49.4 million for the same period in 2003. This increase was primarily due to a higher average level of loan investments primarily related to the Company’s B-note portfolio.

Gains on sales of mortgage loans were $4.0 million for the year ended November 30, 2004, primarily due to the third quarter sale of a mortgage loan assumed by the Company through the unwinding of a CMBS trust, which occurred during the second quarter of 2004, for a gain of $3.8 million. There were no sales of mortgage loans in 2003.

Operating expenses increased to $5.9 million for the year ended November 30, 2004, from $4.2 million for the same period in 2003, primarily due to growth in the Company’s loan investing activity in the U.S. and Europe.

Real Estate Securities

For the year ended November 30, 2004, real estate securities earnings before income taxes decreased to $134.7 million, from $169.4 million for the same period in 2003, primarily due to lower gains on sales of real estate securities, lower equity in earnings of unconsolidated entities and higher operating expenses, partially offset by higher management and servicing fee income.

Gains on sales of securities were $21.3 million for the year ended November 30, 2004, compared to $52.7 million for the same period in 2003. During the first quarter of 2004, the Company sold $28.7 million face amount of investment grade rated CMBS through a resecuritization of one non-investment grade rated CMBS bond and recognized a pretax gain of $17.3 million. During the year ended November 30, 2003, pretax gains of $47.7 million were recognized on sales of investment grade CMBS through resecuritization transactions.

Equity in earnings of unconsolidated entities decreased by $14.2 million for the year ended November 30, 2004, compared to the same period in 2003, primarily reflecting a decrease in earnings from Madison, as previously discussed.

Management and servicing fee income increased to $56.1 million for the year ended November 30, 2004, compared to $35.7 million for the same period in 2003, primarily due to increased activity in the Company’s specially serviced portfolio.

Operating expenses increased by $7.1 million for the year ended November 30, 2004, compared to the same period in 2003, primarily due to increases in personnel and out-of-pocket expenses directly related to growth of the Company’s CMBS portfolio in the U.S. and Europe and increased special servicing activity.

FINANCING AND CAPITAL STRUCTURE

The following discussion of financing and capital structure is based upon financing arrangements currently in place. If the transaction with Riley Property Holdings takes place as anticipated, all or substantially all of the Company’s current financing arrangements will be replaced with new arrangements that will be significantly different from those described below.

At November 30, 2004, the Company had $1.8 billion of available liquidity, which consisted primarily of cash and availability under existing credit facilities. Only 9% of the Company’s debt is scheduled to mature over the next twelve months, assuming extension options are exercised.

The Company continues its efforts to maintain a highly match-funded balance sheet. In order to minimize the effects of interest rate risk, the Company seeks to match fixed-rate assets with fixed-rate debt, and floating-rate assets with floating-rate debt. At November 30, 2004, a 100 basis point increase in LIBOR would decrease the Company’s net earnings by $0.3 million, or $0.01 per share diluted, on an annualized basis. The Company also seeks to fund itself so the maturities of its liabilities closely match the maturities of its assets. At November 30, 2004, the Company’s weighted average debt maturity was 6.5 years, which the Company believes matches well with its expected asset holding periods.

Interest expense increased by 6% and 4% for the three- and twelve-month periods ended November 30, 2004, respectively, compared to the same periods in the prior year, primarily due to higher average debt balances, partially offset by lower average interest rates. The weighted average interest rate on outstanding debt was 6.2% at November 30, 2004, compared to 6.5% at November 30, 2003.

At November 30, 2004, the Company was operating at a 1.24:1 net debt to book equity ratio, compared to 1.27:1 at November 30, 2003.

Some of the statements contained in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “will,” “may” and similar expressions identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties. The factors, among others, that could cause actual results to differ materially from those anticipated by the forward-looking statements in this press release include, but are not limited to (i) changes in demand for commercial real estate nationally and internationally, in areas in which the Company owns properties, or in areas (including areas outside the United States) in which properties securing mortgages directly or indirectly owned by the Company are located, (ii) changes in international, national or regional business conditions which affect the ability of mortgage obligors to pay principal or interest when it is due, (iii) the cyclical nature of the commercial real estate business, (iv) changes in interest rates, (v) changes in the market for various types of real estate based securities, (vi) changes in the Company’s capital structure, due to availability of capital or the terms on which it is available due to a proposed acquisition of us or otherwise, (vii) changes in availability of qualified personnel and (viii) changes in government regulations, including, without limitation, environmental regulations. Further, these forward-looking statements do not take account of the expected transaction by which the Company becomes an indirect subsidiary of Riley Property Holdings or the related anticipated financing. See the Company’s Form 10-K for the year ended November 30, 2003, for a further discussion of risks and uncertainties applicable to the Company’s business.

Previous press releases may be obtained by calling (305) 695-5401. A conference call to discuss the Company’s fourth quarter results will be held at 11:00 AM Eastern Time on January 6, 2004. This call will be broadcast live over the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=108120&s=wm&e=993354. A replay of the conference call will be available later that day by calling (888) 203-1112 and entering the confirmation number 624054. The replay may also be accessed over the Internet by visiting the Company’s website at http://www.lnrproperty.com/.

LNR Property Corporation and Subsidiaries

Consolidated Condensed Statements of Earnings

(In thousands, except per share amounts)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2004	2003	2004	2003
Revenues
Rental income	$23,123	14,084	83,397	60,804
Management and servicing fees	14,504	10,410	59,076	41,240

Total revenues	37,627	24,494	142,473	102,044

Other operating income
Equity in earnings of unconsolidated entities	23,592	15,076	84,906	51,974
Interest income	35,652	32,381	159,245	157,875
Gains on sales of:
Real estate	11,246	5,221	19,533	16,743
Investment securities	—	22,903	21,270	52,667
Mortgage loans	—	—	3,960	—
Other, net	1,472	(170)	(430)	(1,056)

Total other operating income	71,962	75,411	288,484	278,203

Costs and expenses
Cost of rental operations	15,831	9,405	51,363	35,165
General and administrative	29,261	22,626	104,408	87,747
Depreciation	5,563	3,438	18,518	13,322
Impairment of long-lived assets	6,700	—	6,700	—
Minority interests	(106)	(45)	53	97
Interest	25,211	21,313	97,978	86,103
Loss on early extinguishment of debt	—	18,329	3,440	28,672

Total costs and expenses	82,460	75,066	282,460	251,106

Earnings from continuing operations before income taxes	27,129	24,839	148,497	129,141

Income taxes	9,080	8,196	51,068	42,808

Earnings from continuing operations	18,049	16,643	97,429	86,333

Discontinued operations:
Loss from operating properties sold or held for sale, net of tax	(1,598)	(1,917)	(8,629)	(3,334)
Gains on sales of operating properties, net of tax	11,200	4,916	37,372	26,583

Earnings from discontinued operations	9,602	2,999	28,743	23,249

Net earnings	$27,651	19,642	126,172	109,582

LNR Property Corporation and Subsidiaries

Consolidated Condensed Statements of Earnings - Continued

(In thousands, except per share amounts)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2004	2003	2004	2003
Weighted average shares outstanding:
Basic - Common stock	19,142	18,663	18,995	19,508
Basic - Class B common stock	9,770	9,775	9,771	9,781
Diluted(1)	35,746	30,183	31,716	30,718

Net earnings per share from continuing operations(2):
Basic - Common stock	$0.65	0.61	3.51	3.05
Basic - Class B common stock	$0.58	0.55	3.15	2.74
Diluted	$0.56	0.55	3.14	2.81

Net earnings per share from discontinued operations(2):
Basic - Common stock	$0.34	0.11	1.03	0.82
Basic - Class B common stock	$0.31	0.09	0.94	0.74
Diluted	$0.27	0.10	0.90	0.76

Net earnings per share(2):
Basic - Common stock	$0.99	0.72	4.54	3.87
Basic - Class B common stock	$0.89	0.64	4.09	3.48
Diluted	$0.83	0.65	4.04	3.57

(1)	Weighted average diluted shares outstanding for the three and twelve months ended November 30, 2004 include the assumed conversion of convertible debt which became convertible during the quarter ended November 30, 2004.
(2)	Quarterly and fiscal year computations of per share amounts are made independently; therefore, the sum of per share amounts for the quarters may not equal per share amounts for the fiscal year.

LNR Property Corporation and Subsidiaries

Consolidated Condensed Balance Sheets

(In thousands, except per share amounts)

	November 30, 2004	November 30, 2003
ASSETS
Cash and cash equivalents	$43,543	29,667
Restricted cash	4,512	23,732
Investment securities	1,057,973	900,334
Mortgage loans, net	523,928	462,545
Operating properties and equipment, net	621,730	416,558
Land held for investment	84,991	58,578
Investments in unconsolidated entities	513,732	426,576
Assets held for sale(1)	28,429	227,835
Other assets	118,832	87,189

Total assets	$2,997,670	2,633,014

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Accounts payable and other liabilities	$208,433	180,367
Liabilities related to assets held for sale(1)	11,782	145,965
Mortgage notes and other debts payable	1,546,782	1,254,759

Total liabilities	1,766,997	1,581,091

Minority interests	10,689	1,056

Stockholders’ equity	1,219,984	1,050,867

Total liabilities and stockholders’ equity	$2,997,670	2,633,014

Shares outstanding	29,890	29,716

Stockholders’ equity per share	$40.82	35.36

(1)	See “Supplemental Disclosures” table for details of assets held for sale and liabilities related to assets held for sale.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

DISCONTINUED OPERATIONS

Assets held for sale include the following:

(In thousands)	November 30, 2004	November 30, 2003
Operating properties and equipment, net	$28,335	224,384
Other assets	94	3,451

Total	$28,429	227,835

Liabilities related to assets held for sale include the following:

(In thousands)	November 30, 2004	November 30, 2003
Accounts payable and other liabilities	$2,045	17,938
Mortgage notes and other debt payable	9,737	128,027

Total	$11,782	145,965

RECURRING INCOME(1)

	Three Months Ended November 30,		Twelve Months Ended November 30,
(In thousands)	2004	2003	2004	2003
Consolidated components:
Rental income	$23,123	14,084	83,397	60,804
Cost of rental operations	(15,831)	(9,405)	(51,363)	(35,165)
Interest income	35,652	32,381	159,245	157,875
Management and servicing fees	14,504	10,410	59,076	41,240
Pro rata share of earnings of unconsolidated entities	14,664	15,223	57,724	46,539

Recurring income from continuing operations	72,112	62,693	308,079	271,293

Recurring income from discontinued operations	2,037	2,570	13,849	22,535

Total recurring income(1)	$74,149	65,263	321,928	293,828

(1)	Recurring income is defined as net rents (rental income less cost of rental operations), interest income and fees, including the Company’s pro rata share of net rents, interest income and fees from unconsolidated entities. The Company considers recurring income an important supplemental measure for making decisions and believes it provides relevant information about the Company’s operations and along with net income, is useful in understanding its operating results. Recurring income is not a financial measure calculated in accordance with generally accepted accounting principles and may not be comparable to similarly titled measures employed by other companies.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

EBITDA(1)

(In thousands)	Three Months Ended November 30,		Twelve Months Ended November 30,
	2004	2003	2004	2003
Continuing operations:
Earnings	$18,049	16,643	97,429	86,333
Add back:
Income tax expense	9,080	8,196	51,068	42,808
Interest expense	25,211	21,313	97,978	86,103
Depreciation expense	5,563	3,438	18,518	13,322
Amortization expense	3,875	2,846	13,758	8,915
Loss on early extinguishment of debt	—	18,329	3,440	28,672

EBITDA from continuing operations	61,778	70,765	282,191	266,153

Discontinued operations:
Earnings	9,602	2,999	28,743	23,249
Add back:
Income tax expense	6,138	1,922	18,375	13,643
Interest expense	1,734	4,020	11,775	19,244
Depreciation expense	983	1,877	7,373	10,401
Amortization expense	1	15	27	550

EBITDA from discontinued operations	18,458	10,833	66,293	67,087

EBITDA	$80,236	81,598	348,484	333,240

(1)	EBITDA is defined as earnings before interest, taxes, depreciation, amortization and loss on early extinguishment of debt. EBITDA should not be interpreted as an alternative measure of net earnings or cash flows from operating activities, both determined in accordance with generally accepted accounting principles. Additionally, EBITDA is not necessarily indicative of cash available to fund cash needs. Trends or changes in items excluded from EBITDA (including income tax expense, interest expense, depreciation expense, amortization expense and loss on early extinguishment of debt) are not captured in EBITDA. These excluded items must also be considered when assessing or understanding the Company’s financial performance. Because EBITDA is not a measure determinable under generally accepted accounting principles, there are no standards for calculating EBITDA. Therefore, EBITDA as calculated by the Company may not be comparable to similarly titled measures employed by other companies.

The Company uses EBITDA as a supplemental measure for making decisions and believes it provides relevant information about its operations and its ability to service debt, to make investments and to fund other items as needed, and, along with net earnings, is useful in understanding its operating results. Also, many of the Company’s debt instruments have covenants relating to its EBITDA or similar measures. The Company believes investors may find information about its EBITDA helpful, because prices of securities of companies in real estate related businesses often are affected by their EBITDA. Because of the nature of its business, the Company believes net earnings is the measure of financial performance calculated in accordance with generally accepted accounting principles that is most comparable to EBITDA.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

NET DEBT TO EQUITY

(In thousands, except ratios)	November 30, 2004		November 30, 2003
Debt (1)	$1,556,519		$1,382,786
Less:
Cash and cash equivalents	(43,543)		(29,667)
Section 1031 funds included in restricted cash	—		(19,505)

Net debt	$1,512,976		$1,333,614

Equity	$1,219,984		$1,050,867

Net debt to equity	1.24:1	x	1.27:1	x

(1)	Includes $9,737 and $128,027 of debt at November 30, 2004 and 2003, respectively, classified as “liabilities related to assets held for sale.”

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

EFFECT OF CLASSIFYING PROPERTIES SOLD OR HELD FOR SALE AS DISCONTINUED OPERATIONS IN ACCORDANCE WITH SFAS No. 144

	Three Months Ended November 30, 2004			Three Months Ended November 30, 2003
(In thousands)	As Reported	Discontinued Operations	Combined	As Reported	Discontinued Operations	Combined
Revenues
Rental income	$23,123	8,449	31,572	14,084	9,566	23,650
Management and servicing fees	14,504	18	14,522	10,410	(6)	10,404

Total revenues	37,627	8,467	46,094	24,494	9,560	34,054

Other operating income
Equity in earnings of unconsolidated entities	23,592	—	23,592	15,076	—	15,076
Interest income	35,652	124	35,776	32,381	11	32,392
Gains on sales of:
Real estate	11,246	18,360	29,606	5,221	8,059	13,280
Investment securities	—	—	—	22,903	—	22,903
Other, net	1,472	1	1,473	(170)	15	(155)

Total other operating income	71,962	18,485	90,447	75,411	8,085	83,496

Costs and expenses
Cost of rental operations	15,831	6,554	22,385	9,405	7,001	16,406
General and administrative	29,261	—	29,261	22,626	—	22,626
Depreciation	5,563	983	6,546	3,438	1,877	5,315
Impairment of long-lived assets	6,700	1,941	8,641	—	—	—
Minority interests	(106)	—	(106)	(45)	(174)	(219)
Interest	25,211	1,734	26,945	21,313	4,020	25,333
Loss on early extinguishment of debt	—	—	—	18,329	—	18,329

Total costs and expenses	82,460	11,212	93,672	75,066	12,724	87,790

Earnings before income taxes	27,129	15,740	42,869	24,839	4,921	29,760
Income taxes	9,080	6,138	15,218	8,196	1,922	10,118

Earnings from continuing operations	18,049	9,602	27,651	16,643	2,999	19,642

Discontinued operations:
Loss from operating properties sold or held for sale, net of tax	(1,598)	1,598	—	(1,917)	1,917	—
Gains on sales of operating properties, net of tax	11,200	(11,200)	—	4,916	(4,916)	—

Earnings from discontinued operations	9,602	(9,602)	—	2,999	(2,999)	—

Net earnings	$27,651	—	27,651	19,642	—	19,642

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

EFFECT OF CLASSIFYING PROPERTIES SOLD OR HELD FOR SALE AS DISCONTINUED OPERATIONS IN ACCORDANCE WITH SFAS No. 144 - Continued

	Twelve Months Ended November 30, 2004			Twelve Months Ended November 30, 2003
(In thousands)	As Reported	Discontinued Operations	Combined	As Reported	Discontinued Operations	Combined
Revenues
Rental income	$83,397	43,716	127,113	60,804	52,549	113,353
Management and servicing fees	59,076	814	59,890	41,240	(13)	41,227

Total revenues	142,473	44,530	187,003	102,044	52,536	154,580

Other operating income
Equity in earnings of unconsolidated entities	84,906	—	84,906	51,974	—	51,974
Interest income	159,245	230	159,475	157,875	61	157,936
Gains on sales of:
Real estate	19,533	61,266	80,799	16,743	43,579	60,322
Investment securities	21,270	—	21,270	52,667	—	52,667
Mortgage loans	3,960	—	3,960	—	—	—
Lease termination fee	—	—	—	—	15,115	15,115
Other, net	(430)	(26)	(456)	(1,056)	16	(1,040)

Total other operating income	288,484	61,470	349,954	278,203	58,771	336,974

Costs and expenses
Cost of rental operations	51,363	30,911	82,274	35,165	30,062	65,227
General and administrative	104,408	—	104,408	87,747	—	87,747
Depreciation	18,518	7,373	25,891	13,322	10,401	23,723
Impairment of long-lived assets	6,700	9,191	15,891	—	15,050	15,050
Minority interests	53	(368)	(315)	97	(342)	(245)
Interest	97,978	11,775	109,753	86,103	19,244	105,347
Loss on early extinguishment of debt	3,440	—	3,440	28,672	—	28,672

Total costs and expenses	282,460	58,882	341,342	251,106	74,415	325,521

Earnings before income taxes	148,497	47,118	195,615	129,141	36,892	166,033
Income taxes	51,068	18,375	69,443	42,808	13,643	56,451

Earnings from continuing operations	97,429	28,743	126,172	86,333	23,249	109,582

Discontinued operations:
Loss from operating properties sold or held for sale, net of tax	(8,629)	8,629	—	(3,334)	3,334	—
Gains on sales of operating properties, net of tax	37,372	(37,372)	—	26,583	(26,583)	—

Earnings from discontinued operations	28,743	(28,743)	—	23,249	(23,249)	—

Net earnings	$126,172	—	126,172	109,582	—	109,582